Exhibit (a)(1)(JJJ)

FURTHER REVISED LETTER TO CLIENTS

FURTHER INCREASED OFFER
For All Ordinary Shares
(Including Ordinary Shares Represented by American Depositary Shares)
of
ELAN CORPORATION, PLC
by
ECHO PHARMA ACQUISITION LIMITED

THE FURTHER INCREASED OFFER AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M. (NEW YORK CITY TIME) / 1:00 P.M. (IRISH TIME) ON JUNE 24, 2013, UNLESS THE INITIAL OFFER PERIOD IS EXTENDED. ELAN ADSs TENDERED PURSUANT TO THE FURTHER INCREASED OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE INITIAL OFFER PERIOD AS IT MAY BE EXTENDED. YOU MAY NOT WITHDRAW YOUR ELAN ADSs DURING THE SUBSEQUENT OFFER PERIOD, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE FURTHER REVISED OFFER DOCUMENT.

June 10, 2013

To Our Clients:

Enclosed for your consideration are a Further Increased Offer, dated June 10, 2013 (the “Further Revised Offer Document”) and a related Further Revised ADS Letter of Transmittal (as defined below) relating to the further increased offer by Echo Pharma Acquisition Limited, a private limited company incorporated under the laws of Ireland (“Royalty Pharma”), to purchase all of the issued and to be issued ordinary shares, of €0.05 each (“Elan Shares”), of Elan Corporation, plc, a public limited company incorporated under the laws of Ireland (“Elan”), including those Elan Shares represented by American depositary shares (“Elan ADSs”), subject to the terms and conditions set forth in the Further Revised Offer Document, the Further Revised ADS Letter of Transmittal and the other relevant further revised offer documents (the further increased offer reflected by such terms and conditions, together with any amendments or supplements thereto, constitutes the “Further Increased Offer”). Certain terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Further Revised Offer Document.

If you tender your Elan ADSs in the Further Increased Offer, and the Further Increased Offer becomes or is declared unconditional, The Bank of New York Mellon (the “ADS Tender Agent”), as your representative, will, upon the request of Royalty Pharma, surrender the tendered and accepted Elan ADSs to Citibank, N.A., or its successor, as Depositary for the Elan ADSs (the “ADS Depositary”), and instruct the ADS Depositary on your behalf to withdraw the Elan Shares represented by such tendered Elan ADSs and to deliver such shares to or as instructed by Royalty Pharma. Royalty Pharma will withhold up to $0.05 per Elan ADS (the “Cancellation Fee”) from the consideration payable to tendering ADS holders to pay the fees of the ADS Depositary for the surrender of the Elan ADSs and delivery of the Elan Shares represented thereby if such surrender and delivery is requested by Royalty Pharma. That money will be paid to the ADS Depositary at the time the tendered and purchased ADSs are surrendered by or at the discretion of Royalty Pharma for the purposes of the withdrawal of the Elan Shares represented thereby.

We (or our nominees) are the holder of record of Elan ADSs held by us for your account. An acceptance of the Further Increased Offer in respect of such Elan ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Further Increased Offer on your behalf in respect of any or all of the Elan ADSs held by us for your account.

Your attention is directed to the following:

1.	The Further Increased Offer is as follows for each Elan Share (including each Elan Share represented by an Elan ADS):

•	US$13.00 in cash; and

•	One non-transferable contingent value right (“CVR”) which represents the contractual right to receive up to US$2.50 in cash if certain CVR Payment Events occur.

2.	The Further Increased Offer is being made for all of the issued and to be issued Elan Shares, including those represented by Elan ADSs.

3.

The Initial Offer Period will expire at 8:00 a.m. (New York City time) / 1:00 p.m. (Irish time) on June 24, 2013, unless Royalty Pharma extends the Initial Offer Period. If the Further Increased Offer becomes or is declared unconditional, the Initial Offer Period will end and a subsequent offer period of at least 14 days in length will start immediately. Royalty Pharma may extend the subsequent offer period beyond 14 days until a further specified date or until further notice. You may withdraw acceptances under the Further Increased Offer at any time until the end of the Initial Offer Period. Acceptances may not be withdrawn during the subsequent offer period, except in certain limited circumstances described in the Further Revised Offer Document.

4.

The Further Increased Offer is conditional upon, among other things: (a) Royalty Pharma receiving valid acceptances of the Further Increased Offer, that have not been validly withdrawn, in respect of not less than 90% (or such lower percentage as Royalty Pharma may decide) of the maximum number of Elan Shares (including Elan Shares represented by Elan ADSs) in issue (but excluding any such Elan Shares which are cancelled after the date of the Further Revised Offer Document or which are held, or become held, in treasury) or which may be issued pursuant to the exercise of outstanding subscription, conversion or other rights, which carry, or if allotted and issued, or re-issued from treasury, would carry, not less than 90% (or such lower percentage as Royalty Pharma may decide) of the voting rights attaching to such shares; provided, that this condition will not be satisfied unless Royalty Pharma has acquired or agreed to acquire Elan Shares, including those represented by Elan ADSs, in issue or unconditionally allotted pursuant to the exercise of outstanding subscription, conversion or other rights, carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of Elan, subject to certain requirements of the Irish Takeover Rules and US tender offer rules (subject to certain exemptive relief which has been granted in respect of the Further Increased Offer by the Securities and Exchange Commission); and (b) there having been received all applicable competition and antitrust approvals, including any such approvals required from the European Commission, and all applicable waiting periods under applicable competition or antitrust laws, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or terminated prior to the latest time the Further Increased Offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules. Further detail with respect to the foregoing conditions and details of the other conditions to which the Further Increased Offer is subject are described in the Further Revised Offer Document under the heading “Appendix I—Conditions and further terms of the Further Increased Offer.”

5.

Royalty Pharma will, on the Extended Closing Date, waive down the Acceptance Threshold for the Further Increased Offer from 90% of the Maximum Elan Shares Affected to 50% of the Maximum Elan Shares Affected plus one Elan Share, subject to all other conditions to the Further Increased Offer having been satisfied, fulfilled or, to the extent permitted, waived on the Extended Closing Date.

Elan Stockholders who have accepted the Original Offer should withdraw their acceptances if their willingness to accept the Further Increased Offer would be affected by the reduction of the Acceptance Condition.

6.	Royalty Pharma will lapse (withdraw) its Further Increased Offer if the Theravance Resolution or any of the other Resolutions are approved by Elan Stockholders at the Elan EGM.[1,2]

7.

Acceptances of the Further Increased Offer by holders of Elan ADSs will be made only after (a) in the case of a book-entry holder, book-entry transfer of such Elan ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility and delivery of an Agent’s Message, or (b) in the case of Elan ADSs registered in the name of the tendering holders and not held through the Book-Entry Transfer Facility, a properly completed and duly executed further revised letter of transmittal for use in connection with accepting the Further Increased Offer in respect of such Elan ADSs (the “Further Revised ADS Letter of Transmittal”), any Elan ADRs evidencing tendered Elan ADSs, and any other required documents are delivered to the ADS Tender Agent, in each case in accordance with the procedures set forth in the section of the Further Revised Offer Document entitled “Procedure for acceptance of the Further Increased Offer for holders of Elan ADSs.” Settlement of the consideration to which accepting Elan Stockholders are entitled under the Further Increased Offer will be consistent with United States practice and will be effected (a) in the case of acceptances of the Further Increased Offer received, complete in all respects, by the Unconditional Date, within 14 calendar days of such date and (b) in the case of acceptances of the Further Increased Offer received, complete in all respects, after the Unconditional Date, but while the Further Increased Offer remains open for acceptance, within 14 calendar days of such receipt.

8.

Royalty Pharma will pay any stock transfer taxes (but not the Cancellation Fee) applicable to the transfer of Elan ADSs pursuant to the Further Increased Offer, except as otherwise provided in the Further Revised ADS Letter of Transmittal.

9.

An Elan Stockholder who fails to complete and sign a Substitute Form W-9 (or obtain and complete a Form W-8, in the case of a foreign Elan Stockholder) may be subject to a required federal backup withholding tax on any payment to such Elan Stockholder pursuant to the Further Increased Offer.

As discussed in the Further Revised Offer Document, the Further Increased Offer is not being made in any jurisdiction in which the Further Increased Offer would be unlawful under the laws of such jurisdiction. No copies of the Further Revised Offer Document, the Further Revised ADS Letter of Transmittal or any other related documentation should be sent to any jurisdiction where to do so would constitute a violation of the relevant laws in such jurisdiction.

We urge you to read the enclosed Further Revised Offer Document and Further Revised ADS Letter of Transmittal carefully before instructing us to accept the Further Increased Offer on your behalf.

If you wish to have us accept the Further Increased Offer in respect of any or all of the Elan ADSs held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize us to accept the Further Increased Offer in respect of your Elan ADSs, the Further Increased Offer will be accepted in respect of all such Elan ADSs unless otherwise indicated in such instruction form. An envelope to return your instructions to us is enclosed. Please forward your instruction form to us in ample time to permit us to accept the Further Increased Offer on your behalf prior to the expiration of the Further Increased Offer.

[1] Royalty Pharma had requested permission from the Irish Takeover Panel to the effect that it would not be obliged to lapse (withdraw) the Offer in the event that the ELND005 Transaction and / or the Share Repurchase Program were approved at the Elan EGM. On 6 June 2013, the Irish Takeover Panel ruled that Royalty Pharma will be required to lapse the Further Increased Offer in the event that either the ELND005 Transaction and / or the Share Repurchase Program are approved at the Elan EGM.

[2] Royalty Pharma is considering its response to the ruling of the Irish Takeover Panel referred to in the previous footnote.

INSTRUCTIONS WITH RESPECT TO THE

FURTHER INCREASED* OFFER
For All Ordinary Shares
(Including Ordinary Shares Represented by American Depositary Shares)
of
ELAN CORPORATION, PLC
by
ECHO PHARMA ACQUISITION LIMITED

The undersigned acknowledge(s) receipt of your letter, the Further Increased Offer, dated June 10, 2013 (the “Further Revised Offer Document”), and the Further Revised ADS Letter of Transmittal for use in connection with accepting the Further Increased Offer (as defined below) in respect of Elan American Depositary Shares (“Elan ADSs”) (such letter, the “Further Revised ADS Letter of Transmittal”) relating to the further increased offer by Echo Pharma Acquisition Limited, a private limited company incorporated under the laws of Ireland (“Royalty Pharma”), to purchase all of the issued and to be issued ordinary shares, of €0.05 each (“Elan Shares”), of Elan Corporation, plc, a public limited company incorporated under the laws of Ireland (“Elan”), including Elan Shares represented by Elan ADSs, subject to the terms and conditions set forth in the Further Revised Offer Document, the Further Revised ADS Letter of Transmittal and the other relevant further revised offer documents (the further increased offer reflected by such terms and conditions, together with any amendments or supplements thereto, constitutes the “Further Increased Offer”).

This will instruct you to accept the Further Increased Offer in respect of the number of Elan ADSs indicated below (or, if no numbers are indicated below, all Elan ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions of the Further Increased Offer.

SIGN HERE
Account No.:
Dated: , 2013	Signature(s)
Number of Elan ADSs to be Tendered:
Elan ADSs*

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

* Unless otherwise indicated, it will be assumed that all Elan ADSs held by us for your account are to be tendered. ONLY WHOLE NUMBERS OF ELAN ADSs MAY BE TENDERED. FRACTIONS OF ELAN ADSs MAY NOT BE TENDERED.